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                                                                      EXHIBIT 11

                          THE COLONIAL BANCGROUP, INC.

                       COMPUTATION OF EARNINGS PER SHARE


                                                               1998              1997             1996
                                                               ----              ----             ----
                                                               (In thousands, except per share amounts)
A.  Net income.............................................    $ 55,196         $ 90,362         $ 61,849

B.  Interest expense on convertible debentures.............         270              470              689

C.  Tax effect of (B) above................................         102              175              244

D.  Average basic shares outstanding.......................     110,062          105,010           97,246

E.  Dilutive potential common shares(1)....................       2,369            3,386            3,882

EARNINGS PER COMMON SHARE:

Net income:
    Basic (A/D)............................................    $   0.50         $   0.86         $   0.64

    Diluted (A-B--(")/(D+E)................................    $   0.49         $   0.84         $   0.62

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(1) Includes the effect of the average contingent shares from BancGroup's issue of convertible subordinated debentures; computed by dividing the outstanding balance of the convertible debentures by the conversion price. Also includes the effect of stock options.




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